UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2014

GWG Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	None	26-2222607
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Sixth Street, Suite 1200, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

(612) 746-1944
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, Mr. Jon Gangelhoff, the Chief Financial Officer of GWG Holdings, Inc., resigned his position and was appointed as the GWG Holdings’ Chief Operating Officer.  On the same date, Mr. Paul Siegert resigned his position as President and took the new title of Executive Chairman of the Board, and Mr. Steven F. Sabes resigned his position as Chief Operating Officer and was appointed as the company’s President.  The respective employment agreements of Messrs. Gangelhoff, Siegert and Sabes remain unaffected by the change in their offices and duties.

Also on May 30, 2014, the company appointed Mr. William Acheson as its new Chief Financial Officer.  Prior to joining the company, Mr. Acheson served as Chief Financial Officer and Senior Vice President of Strategic Development for The Homeownership Preservation Foundation, a residential real estate foreclosure prevention organization seeded by GMAC, from 2009 through 2013.   Prior to that, Mr. Acheson served as Managing Director of Global Structured Finance and Investments at Merrill Lynch in London, England, from 2007 through 2008.  From 1991 to 2007, Mr. Acheson spent his career at GMAC-RESCAP, where he served as Managing Director for a number of business units, concluding his career as Chief Financial Officer of the United Kingdom division from 2005 through 2007.  Mr. Acheson earned a Bachelor of Science degree in accounting from the College of St. Thomas in St. Paul, Minnesota, and earned his Certified Public Accountant certificate in 1991 while working for Ernst & Young in Minneapolis, Minnesota.

On May 30, 2014 and in connection with his appointment as Chief Financial Officer, the company entered into an employment agreement with Mr. Acheson.  Under the company’s employment agreement with Mr. Acheson, he receives an annualized base salary of $200,000, subject to periodic review by the Board of Directors.  In addition, Mr. Acheson is eligible to receive annual incentive compensation payable in the form of cash and options to purchase the company’s common stock, as determined by the Board of Directors.  The employment agreement has a one-year term, which automatically renews unless earlier terminated by the company.

The employment agreement provides Mr. Acheson with the right to reimbursement for his reasonable out-of-pocket expenses incurred in furtherance of the business and affairs of the company, four weeks of paid time off, participation in the company’s health insurance program, and participation in certain other benefits such as the company’s 401(k) and flexible spending account program.

The employment agreement provides that Mr. Acheson will receive his 12 months of his base salary, together with reimbursement for health insurance premiums in the event he elects to continue health insurance coverage under COBRA, if he is terminated by the company without “good cause” or if he voluntarily resigns for “good reason.”

The employment agreement contains a non-solicitation covenant that continues for a period of 18 months after any termination of Mr. Acheson’s employment, and a non-competition covenant that continues for a 12-month period after any termination of Mr. Acheson’s employment.

In connection with entering into the employment agreement, the company granted Mr. Acheson a ten-year stock option providing Mr. Acheson with the right to purchase up to 65,000 shares of common stock at a purchase price of $3.73 per share, with the option immediately vested as to 5,000 shares of common stock.  The remainder of the option will vest ratably over a three-year period from the date of grant.

Item 8.01.      Other Events.

GWG Holdings, Inc. issued a press release on June 5, 2014.  A copy of this press release is included with this report as Exhibit 99.1.

Item 9.01.      Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press Release dated June 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: June 5, 2014	By:	/s/ Jon Sabes
Jon Sabes Chief Executive Officer

EXHIBIT INDEX

99.1           Press Release dated June 5, 2014.